Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES AMENDED CREDIT FACILITY

BORROWING BASE OF $400 MILLION AND INITIAL COMMITMENT AMOUNT OF $300 MILLION

INCREASES LIQUIDITY THROUGH EXPANDED LEVERAGE COVENANT

RADNOR, PA (BusinessWire) August 3, 2011 – Penn Virginia Corporation (NYSE: PVA) announced today an amended and restated senior secured revolving credit facility (the “Credit Facility”) with a five-year maturity, a $300 million commitment amount, an accordion feature to expand commitment amounts by up to $300 million and an initial $400 million borrowing base which will decrease by $20 million upon the closing of the previously announced Mid-Continent divestiture. As of June 30, 2011, PVA had no amounts drawn under its existing credit facility.

The applicable interest rate margin of the Credit Facility will range from LIBOR plus 1.50 percent to LIBOR plus 2.50 percent, dependent upon the amount drawn at any given time on the Credit Facility. The maximum leverage ratio covenant in the Credit Facility was amended, expanding it to total debt to EBITDAX, as defined in the Credit Facility, of 4.5 times through June 30, 2013 and then 4.0 times through maturity. The borrowing base under the Credit Facility will be re-determined based on a semi-annual review of PVA’s total proved crude oil and natural gas reserves.

JPMorgan Chase Bank, N.A. serves as the administrative agent and issuing bank under the Credit Facility and J.P. Morgan Securities LLC served as sole bookrunner and sole arranger.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of natural gas and oil in various domestic onshore regions including Texas, Appalachia, the Mid-Continent and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean Vice President, Corporate Development Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com